Exhibit 10.2

STOCKHOLDER’S AGREEMENT

This STOCKHOLDER’S AGREEMENT (this “Agreement”) is made as of May 28, 2009, by and among Westway Group, Inc., formerly known as Shermen WSC Acquisition Corp., a Delaware corporation (the “Company”), and Westway Holdings Corporation, a Delaware corporation (“Holdings”).

RECITALS

A. The Company, Terminal Merger Sub LLC, a Delaware limited liability company, Feed Merger Sub LLC, a Delaware limited liability company, ED&F Man Holdings Limited, a company limited by shares organized under the laws of England and Wales, Holdings, Westway Terminal Company Inc., a Delaware corporation, and Westway Feed Products, Inc., a Delaware corporation, have entered into that certain Transaction Agreement, dated as of November 25, 2008, as amended and restated as of May 1, 2009 (as so amended and restated, the “Transaction Agreement”).

B. Upon the consummation of the closing under, and pursuant to, the Transaction Agreement, Holdings will acquire shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) and shares of Series A Convertible Preferred Stock, par value $0.0001, of the Company (“Series A Shares”).

C. The Company and Holdings desire to enter into this Agreement to set forth certain rights and obligations relating to the ownership of the shares of Common Stock and the Series A Shares held by Holdings and its Affiliates.

D. This Agreement is the agreement referred to as the Stockholder’s Agreement in, and its execution by the parties hereto is a condition to the consummation of the closing under, the Transaction Agreement.

Accordingly, in consideration of the foregoing, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. The following capitalized terms have the meanings specified below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made; provided, however, that for purposes of this Agreement, the Company, on the one hand, and Holdings, on the other hand, will not be considered Affiliates of one another. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any

Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Board” means the Company’s board of directors.

“Business” has the meaning set forth in the Transaction Agreement.

“Business Day” has the meaning set forth in the Transaction Agreement.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Employee Trust” has the meaning set forth in the Transaction Agreement.

“Equity Securities” means any equity securities or rights convertible into or exchangeable for such equity securities.

“Fiscal Year” has the meaning set forth in the Transaction Agreement.

“GAAP” has the meaning set forth in the Transaction Agreement.

“Holdings” has the meaning set forth in the Preamble.

“Law” has the meaning set forth in the Transaction Agreement.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Person” has the meaning set forth in the Transaction Agreement.

“Series A Shares” has the meaning set forth in the Recitals.

“Stock Escrow Agreement” has the meaning set forth in the Transaction Agreement.

“Subsidiary” has the meaning set forth in the Transaction Agreement.

“Transaction Agreement” has the meaning set forth in the Recitals.

Section 1.2 Interpretation.

(a) References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b) “May” is to be construed as permissive.

(c) A “month” means a calendar month (as the case may be).

(d) A “notice” means written notice unless otherwise stated.

(e) “Shall” is to be construed as imperative.

(f) References to “$” or “dollars” refer to lawful currency of the United States.

(g) Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(h) Article and section headings herein have been inserted for convenience of reference only are not a part of this Agreement and are not to be used in construing this Agreement.

(i) The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” mean “including without limitation”).

(j) Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, agreement or a document will be deemed to also refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(k) Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(l) References to Articles and Sections refer to the articles and sections of this Agreement.

(m) No provision of this Agreement is to be construed in favor of or against any Person by reason of the extent to which any such Person, its Affiliates or their respective employees or counsel participated in the drafting thereof.

ARTICLE 2

FINANCIAL AND OTHER REPORTING; INFORMATION RIGHTS

Section 2.1 Reporting. For so long as Holdings and its Affiliates (other than the Employee Trust and any Affiliate who is a natural person) collectively beneficially own at least 15% of the outstanding shares of Common Stock (determined assuming that the Series A Shares owned by Holdings and such Affiliates (including any such Series A Shares held in escrow pursuant to the Stock Escrow Agreement) at the time of such determination have been converted into shares of Common Stock), the Company shall provide Holdings with sufficient management and financial information and reports to allow Holdings to monitor the conduct of the Business, including:

(a) the financial reports and information listed in Schedule 2.1(a) at the times specified in Schedule 2.1(a); and

(b) any other reports or statements that Holdings may reasonably require.

Section 2.2 Accounts and Records. The Company shall cause its accounts, records and accounting information to be maintained in all material respects in accordance with all applicable Laws and GAAP.

Section 2.3 Access to Records. For so long as Holdings and its Affiliates (other than the Employee Trust and any Affiliate who is a natural person) collectively beneficially own at least 15% of the outstanding shares of Common Stock (determined assuming that the Series A Shares owned by Holdings and such Affiliates (including any such Series A Shares held in escrow pursuant to the Stock Escrow Agreement) at the time of such determination have been converted into shares of Common Stock), Holdings and any Affiliate of Holdings that is a stockholder of the Company may inspect the books, accounts and records of the Company to the extent permitted under applicable Law and the Company shall permit Holdings, such Affiliates and their respective representatives to visit and inspect any of the properties of the Company and its Subsidiaries, including its books of account (and to make copies thereof and to take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as may be reasonably requested, in each case, subject to any applicable law or regulation, attorney-client privilege, privacy policies of the Company and the Company’s or its Subsidiaries’ contractual obligations.

ARTICLE 3

DECISION-MAKING

Section 3.1 Decision Making. Except as specifically provided in the Transaction Agreement and the Ancillary Agreements (as defined therein), in addition to such other vote as may be required by applicable Law and the Company’s Organizational Documents, for so long as Holdings and its Affiliates (other than the Employee Trust and any Affiliate who is a natural person) collectively beneficially own at least 20% of the outstanding shares of Common Stock (determined assuming that the Series A Shares owned by Holdings and such Affiliates (including any such Series A Shares held in escrow pursuant to the Stock Escrow Agreement) at the time of such determination have been converted into shares of Common Stock), the Company shall not take, approve or otherwise ratify any of the following actions, and shall not permit any of its Subsidiaries to take any such action, unless such action has first been approved in writing by Holdings:

(a) any investment having a fair market value of greater than $5,000,000 in any entity that engages in, any business other than the Company’s or its Subsidiaries’ existing lines of business and lines of business reasonably related thereto;

(b) any transaction the definitive agreements with respect to which contain provisions pursuant to which the Company or any of its Subsidiaries explicitly assumes any specific material environmental liability;

(c) any material amendment, alteration or change to the provisions of the Company’s or any of its Subsidiaries’ Organizational Documents, including creating any class or series of Equity Security of the Company ranking senior to, or on par with, the Series A Shares;

(d) any increase or decrease in the size of the Board or the board of directors of any Subsidiary of the Company;

(e) any amalgamation, corporate reorganization, business combination, merger or consolidation transaction involving, or sale of, all or substantially all of the assets of the Company or any of its Subsidiaries;

(f) any reorganization, reclassification, reconstruction, consolidation or subdivision of its capital stock or the creation of any different class of securities;

(g) a declaration of bankruptcy, dissolution, voluntary liquidation or voluntary wind-up of the Company or any of its Subsidiaries;

(h) any agreement that would explicitly restrict or prohibit the authorization, declaration, payment or setting apart for payment of any dividend to the holders of Series A Shares, other than agreements (i) existing or to be entered into on the date of this Agreement (“Existing Agreements”), (ii) containing any such restriction or prohibition applicable to a Subsidiary at the time the Subsidiary is acquired or (iii) entered into in connection with the refinancing, extension or replacement of Existing Agreements on terms and subject to conditions that are not more restrictive or prohibitive as those contained in such Existing Agreements with respect to the authorization, declaration, payment or setting apart for payment of dividends to the holders of Series A Shares;

(i) any material change in the scope of the Company’s or any of its Subsidiaries’ business and operations;

(j) any repurchase or redemption of any Equity Securities other than (i) from employees in connection with the cashless exercise of stock options or other stock awards and the repurchase by the Company of shares of its common stock from its employees in accordance with terms of a stock award and (ii) the repurchase or redemption of outstanding warrants to purchase Common Stock (other than from Shermen WSC Holding LLC or any officer or director of the Company) for an aggregate purchase price not greater than $15,000,000;

(k) any issuance or sale of any Equity Securities other than pursuant to an employee stock option or share plan that has been approved by the Board (or by the board of directors of the applicable Subsidiary of the Company) in accordance with the provisions of the applicable Organizational Documents and any agreement to which the Company or any of its Subsidiaries, as the case may be, is a party that prescribes the applicable approval requirements;

(l) the appointment or removal of the chief executive officer or the compensation or benefits of the chief executive officer;

(m) the initiation or settlement of material litigation, arbitration or any other actions or proceedings outside of the ordinary course of business and other than involving Holdings;

(n) any other transaction (or series of related transactions) outside the ordinary course of business that would result in the payment or receipt of consideration (including the incurrence or assumption of indebtedness and liabilities) by the Company or any of its Subsidiaries having a fair market value in excess of $20,000,000, other than contracts with customers or suppliers; or

(o) any agreement to take any of the foregoing actions.

ARTICLE 4

CONFIDENTIALITY ETC.

Section 4.1 Confidential Information. For purposes of this Agreement, “Confidential Information” means non-public information that the Company furnishes to

Holdings or its Affiliates (whether oral, written, pictorial or machine readable and whether or not expressly stated to be confidential or marked as such and any note or record of the disclosure and any copy of any of the foregoing) which relates to the business and affairs of the Company and its Subsidiaries, including information provided pursuant to Article II. “Confidential Information” does not include information (1) that (a) prior to receipt thereof from the Company (whether on or prior to the date hereof) was in the possession of Holdings or any of its Affiliates or any of its or their Representatives, (b) is disclosed to or acquired by Holdings or any of its Affiliates or any of its or their Representatives from a person other than the Company or any of its Subsidiaries or any of its or their Representatives, (c) is or becomes publicly available other than as a result of a breach of this Article IV by Holdings, its Subsidiaries or its Representatives, or (d) is independently developed by Holdings or any of its Affiliates or any of its or their Representatives without use of Confidential Information and (2), in the cases of the preceding clauses (a) and (b), is not acquired from a person who is known by Holdings or any of its Affiliates or any of its or their Representatives to be bound by any agreement with the Company or such Subsidiaries or Affiliates to keep such information confidential.

Section 4.2 Protection of Confidential Information. Except to the extent requested or required pursuant to applicable law, rule, regulation, court or administrative order or rule of any securities exchange or market, Holdings and its Subsidiaries and controlled Affiliates shall:

(a) take all reasonable measures to ensure the confidentiality of Confidential Information;

(b) use Confidential Information exclusively for the purposes of exercising Holdings’ or any of its Affiliates’ rights and fulfilling Holdings’ or any of its Affiliates’ obligations as a stockholder of, and monitoring and participating in Holdings’ or any such Affiliate’s investment in, the Company; and

(c) not disclose Confidential Information to any person other than Holdings’ or such Subsidiaries’ or Affiliates’ officers, directors, employees, agents and advisers (including without limitation attorneys, accountants, consultants, bankers, financial advisers, auditors and any representatives of such advisers) (collectively, the “Representatives”) who need to know such Confidential Information and have been instructed to treat the Confidential Information as confidential.

Section 4.3 Actions of Representatives. Holdings shall be responsible for any actions taken by its Representatives that would be deemed a breach of this Article III if Holdings had taken such actions.

Section 4.4 Compelled Disclosure. If Holdings or any of its Representatives is requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body to disclose any Confidential Information, Holdings shall give the Company prior notice of the Confidential Information requested or required to be disclosed to the extent that such notice is legally permissible in the circumstances and, upon the Company’s request, at the Company’s sole expense, will either seek to obtain confidential treatment of such information by those requesting or requiring its disclosure or provide the Company with assistance, to the extent Holdings is reasonably able, in preventing such disclosure or obtaining confidential treatment of such information by those requesting or requiring its disclosure to ensure that it occurs subject to an obligation of confidence.

Section 4.5 Material Non-Public Information. Holdings acknowledges that it is aware, and will advise its Representatives, that the United States securities laws prohibit any person who has material, non-public information concerning the Company (or its Affiliates) from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person including, without limitation, is likely to purchase or sell such securities. Holdings agrees that it will not knowingly disclose any material non-public information concerning the Company (or its Affiliates) to any third party if the disclosure of such information directly by the Company would constitute a violation of Regulation FD promulgated under the Securities Exchange Act of 1934, as amended.

Section 4.6 Insider Trading Policy. So long as Holdings has rights under Sections 2.1 or 2.3 of this Agreement, or, as a holder of shares of the Company’s Class B common stock, par value $.0001 per share, has elected one or more persons to the Board, Holdings shall comply with the Company’s insider trading policy as shall be provided to Holdings from time to time.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Organizational Documents. The Company shall take all actions necessary to ensure that neither the Company’s nor any of its Subsidiaries’ Organizational Documents contain any provision that conflicts with or is inconsistent with Article II.

Section 5.2 Term. This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the written consent of the parties hereto, (b) the dissolution, liquidation or winding up of the Company, or (c) such time as Holdings and its Affiliates (other than the Employee Trust and any Affiliate who is a natural person) collectively beneficially own none of the outstanding shares of Common Stock (determined assuming that the Series A Shares owned by Holdings and such Affiliates (including any such Series A Shares held in escrow pursuant to the Stock Escrow Agreement) at the time of such determination have been converted into shares of Common Stock).

Section 5.3 Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this

Agreement and that any party hereto will have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

Section 5.4 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, will be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 5.5 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned, by operation of Law or otherwise, and any attempted assignment will be null and void; provided that Holdings may assign this Agreement to any of its Affiliates without such consent. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement is for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor may it be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 5.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 5.7 Entire Agreement. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 5.8 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original and need not contain the signature of more than one party, and all of which will constitute one and the same instrument.

Section 5.9 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 5.10 Governing Law. This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, will be heard and determined in such a New York federal or State court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.13 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 5.11 Waiver of Jury Trial. Each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 5.12 Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 5.13 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or received by certified mail, return receipt requested, or sent by guaranteed overnight courier service. Such notices, demands and other communications will be sent to the Company and Holdings in the manner and at the addresses set forth in the Transaction Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

WESTWAY GROUP, INC.

By:	/s/ Peter J.M. Harding
Name:	Peter J.M. Harding
Title:	Chief Executive Officer

WESTWAY HOLDINGS CORPORATION

By:	/s/ A. Whitfield Huguley, IV
Name:	A. Whitfield Huguley, IV
Title:	Director

SCHEDULE 2.1(a)

Financial and Other Reporting

PART I

FINANCIAL REPORTING

1. Monthly Reports. No later than 25 Business Days after the last day of each month, unaudited management accounts for the immediately preceding month comprising:

(a) a profit and loss account and cash flow statement;

(b) a balance sheet as at the end of the immediately preceding month;

(c) commentary on the Company’s operational and financial position; and

(d) a forecast for the performance of the Company in the immediately following month.

2. Annual Reports. No later than 60 Business Days after the end of each Fiscal Year, audited financial statements (including consolidated profit and loss accounts, balance sheets and cash flow statements) in respect of that Fiscal Year.

3. Business Plan and Budget. Each business plan and budget prepared for the board of directors when such materials are approved by the applicable board of directors or other governing body.

PART II

OTHER REPORTING

1. Health and Safety Reports. Each health and safety report prepared for the Company or its Subsidiaries when such materials are approved by the applicable board of directors or other governing body.

2. Management Reports. Each internal or external management report with respect to the Company or its Subsidiaries when such materials are approved by the applicable board of directors or other governing body.